Exhibit 10.1

BIOFUEL TOLLING AND OFF-TAKE AGREEMENT

BETWEEN

NOVA BIOFUELS TRADE GROUP, LLC

AND

SCOTT PETROLEUM CORPORATION

Dated March  7, 2007

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS			1

	1.1	Definitions		1

	1.2	Rules of Interpretation		2

ARTICLE 2	AGREEMENT TO PURCHASE; TERM, OBLIGATIONS			4

	2.1	Purchase of Products		4

	2.2	Term		4

	2.3	Termination		4

	2.4	Scott Responsibilities		5

ARTICLE 3	PRICE AND MARKETING			6

	3.1	Price Structure		6

	3.2	Marketing		6

	3.3	Taxes		6

ARTICLE 4	PAYMENT			6

	4.1	Payment Terms		6

	4.2	Billing Information		6

	4.3	Late Payments		6

	4.4	Disputed Invoices		6

	4.5	Tax Credit Share		7

ARTICLE 5	WARRANTY, QUANTITY AND QUALITY DETERMINATIONS,			7

	5.1	Specifications		7

	5.2	Certification		7

	5.3	Samples		7

	5.4	Quantity Determinations		7

		5.4.1	Quantities	7

	5.5	Non-Standard Products		7

		5.5.1	Waiver or Price Adjustment for Non-Standard Products	7

ARTICLE 6	TRANSFER OF TITLE, RISK OF LOSS AND INCORRECT DELIVERY			8

	6.1	Transfer of Title		8

	6.2	Responsibility for Product		8

	6.3	Scott Delivery Shortfall		9

	6.4	Waiver of Under-Delivery		9

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ARTICLE 7	TRANSPORTATION AND LOGISTICS		9

	7.1	Logistics Responsibilities	9

	7.2	Notification of Problems with Delivery	9

ARTICLE 8	BLENDING		9

	8.1	Blending	9

	8.2	Blending Tax Credits	10

ARTICLE 9	FORCE MAJEURE		10

	9.1	Excuse from Obligations; Definition	10

	9.2	Notice	10

	9.3	Duty To Mitigate	10

	9.4	Sales Allocation	10

	9.5	No Make Up Volumes	11

ARTICLE 10	REPRESENTATIONS, COVENANTS AND WARRANTIES		11

	10.1	Scott Representations	11

	10.2	Nova Representations	12

ARTICLE 11	RESOLUTION OF DISPUTES		12

	11.1	Dispute Resolution	12

	11.2	Equitable Relief	13

ARTICLE 12	NOTICES

	12.1	Address	13

	12.2	Change of Address	14

	12.3	Effective Date of Notice	14

ARTICLE 13	MISCELLANEOUS		14

	13.1	Entire Agreement	14

	13.2	Assignment	14

	13.3	Records	14

	13.4	Audit Rights	15

	13.5	Setoff	15

	13.6	Headings; Interpretations	15

	13.7	No Waiver	15

	13.8	Counterparts	15

	13.9	Compliance with Laws	15

	13.10	Severability	15

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13.11	Third-Party Rights	16

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EXHIBITS

Exhibit A	-	Product Specifications and Minimum Yield

Exhibit B	-	Incremental Infrastructure Cost Sharing

SCHEDULES

Schedule 1	–	Pricing Terms

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BIOFUEL TOLLING AND OFF-TAKE AGREEMENT

This Biofuel Tolling and Off-Take Agreement (the “Agreement”), dated March 7, 2007 (“Effective Date”), is made by and between Nova Biofuels Trade Group, LLC, a Delaware limited liability company (“Nova”), and Scott Petroleum Corporation, a Mississippi corporation (“Scott”).  (Nova and Scott are each individually referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

WHEREAS, Scott owns and operates a petroleum fuel marketing terminal, and is constructing and will own and operate a biodiesel production and marketing facility (said biodiesel facilities being the “Plant”) in Greenville, Mississippi; and

WHEREAS, Scott has agreed to sell to Nova, and Nova has agreed to purchase from Scott, biodiesel fuel produced at the Plant on the terms and conditions set forth hereinafter.

NOW, THEREFORE, for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

1.1                              Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” shall mean any entity directly or indirectly controlled by, controlling or under common control with a Party.  For purposes of this definition, “control” shall mean the ownership of more than fifty percent (50%) of the equity interests and voting rights in an entity.

“Biodiesel Purchase Price” shall be the price paid by Nova for each gallon of Product, as computed and adjusted pursuant to Schedule 1 hereto.

“Blending Facility” shall mean Scott’s equipment and infrastructure adjacent to the Plant at which Products are blended with diesel fuel.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in the State of Mississippi.

“Certificate of Analysis” shall mean the compilation of laboratory test results that Scott affirms to be representative of the quality of the Products delivered to Nova.

“Commencement Date” shall be the date upon which the Facility begins producing Products meeting the specifications set forth in Exhibit A to the Agreement in volumes sufficient to sell in commercial quantities.

“Constructively Placed” or “Constructive Placement” means, with respect to a loaded shipment of Product by either railcars or trucks, that such railcars or trucks are located at the Delivery Point in such condition ready for receipt by Nova.

“Currency” means all references to “dollars” or “$” in this Agreement, which shall be references to amounts expressed in United States currency.  All calculations of monetary sums shall be made in U.S. currency.

“Delivery” means the moment when Product crosses the flange of the Transport Vessel and results in the complete loading of the Product onto the applicable Transport Vessel.

“Delivery Point” means the locations at the Plant where shipments of Products are completed on the applicable Transport Vessel.

“Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Product shipments, including, without limitation, any delay related to any Transport Vessel: (i) being incapable of timely loading any shipment of Products due to mechanical failure or for other reasons, or (ii) delivering any shipment of Products to an incorrect Delivery Point.

“Design/Build Agreement” means that certain Agreement between Scott and Biosource America, Inc. dated March 31, 2006 pursuant to which the Plant is being constructed.

“Feedstock” means animal fats, vegetable oils, and/or their derivatives suitable for biodiesel production.

“Force Majeure” has the meaning given in Article 8.

“Gallon” shall mean a unit of volume equivalent to 231 cubic inches or 3.785412 liters or 0.003785412 cubic meters, all measured at 15.56 degrees Celsius or 60 degrees Fahrenheit.

“GPY” shall means gallons of Products per year.

“Industry Usage” means, as to any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the biofuels industry, such meaning as is generally accepted in that industry.

“Initial Supply Date” means the first day of the calendar month in which Scott sells and delivers Products to Nova, which have been produced at the Plant.

“Initial Term” shall have the meaning given to that term in Section 2.3.

“Minimum Purchase” shall have the meaning given to that term in Section 2.1.

“Minimum Yield” shall mean one U.S. gallon of the latest published ASTM D 6751 specification quality biodiesel from 8.20 pounds of Feedstock.

“Non-Standard Products” shall mean biodiesel fuel and glycerin that do not meet the descriptions and corresponding technical specifications at Delivery; as set forth in Exhibit A as determined by a mutually agreed-to independent laboratory.

“Outhauls” shall mean the movements by Nova of Products out of the Plant by wharf, rail or truck.

“Plant” shall mean the biodiesel production facility owned and operated by Scott in Greenville, Mississippi, also referenced in the caption hereof.

“Products” shall mean biodiesel fuel and glycerin produced by the Plant meeting the descriptions and corresponding technical specifications set forth in Exhibit A.

“Substantial Completion” shall have the meaning assigned to that term in the Design/Build Agreement.

“Tax Credits” shall mean any and all Biodiesel tax credits available to the producer over the life of the agreement and specifically, but not limited to, the Small Agri-Biodiesel Producer Tax Credit provided in the Internal Revenue Code of 1986, as amended, Subtitle A, Chapter 1, subchapter A, part IV, subpart D, section 40A, or as hereafter amended.

“Tax Credit Share” shall mean a percentage of any Tax Credits received by Scott equal to the prorated share of Products taken by Nova as to which Tax Credits were received by or paid to Scott.  Should Scott not have enough available tax due to use for the Small Producer Tax Credit, only that portion used, if any, shall be split on a prorated basis.

“Initial Tolling Fee” and “Deferred Tolling Fee” shall have the meaning(s) given to such terms in Schedule 1, Sections 1.1 and 1.3 respectively.

“Transport Vessels” means ocean-going vessels, barges, railcars, or tank trucks.

“Under-Delivery” shall have the meaning given to that term in Section 6.3.

“USDA” means the United States Department of Agriculture.

“Year” shall mean the twelve month period from January 1 through December 31, according to the Gregorian calendar.

Other terms not defined in this Section 1.1 are defined by inclusion in parentheses and quotation marks.

1.2                              Rules of Interpretation.  The following rules shall govern the interpretation of this Agreement:

1.2.1                           The words “include,” “includes” and “including” are not limiting.

1.2.2                           A reference to an Article, Section, Exhibit, or Schedule is to the Article, Section, Exhibit, or Schedule of this Agreement unless otherwise expressly indicated.

1.2.3                           References to any document, instrument or agreement shall include all exhibits, schedules and other attachments thereto.

1.2.4                           The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to the Agreement as a whole and not to any particular provision of the Agreement, unless any such limitation is expressly stated.

1.2.5                           The words “deliver”, “delivers”, “delivered” and “deliveries,” when used in connection with Products, shall refer to the movements of Products to and from the title transfer points or the custody transfer points, as applicable, set forth in this Agreement.

1.2.6                           References to “days” shall mean calendar days, unless the term “Business Days” shall be used.

1.2.7                           References to a time of day shall mean Central time, or Central Daylight Savings Time, whichever is in effect at the relevant time(s), which such time(s) are the same in Greenville, MS and in Houston, Texas, unless otherwise specified.

1.2.8                           This Agreement is the result of negotiations among, and has been reviewed by, Nova, Scott and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all Parties hereto, and no ambiguity shall be construed in favor of or against Nova or Scott.

ARTICLE 2

AGREEMENT TO PURCHASE; TERM, OBLIGATIONS

2.1                                 Purchase of Products.  During the term of this Agreement, Nova agrees to purchase and receive from Scott, and Scott agrees to sell and deliver to Nova, fifty percent (50%) of the monthly output of Products from the Facility in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement (the “Minimum Purchase”).

2.2                                 Term.  This Agreement is effective as of the Effective Date and shall continue in effect for a period of ten (10) years from the Commencement Date (the “Initial Term”).   Prior to the expiration of the Initial Term, Scott and Nova agree to negotiate an extension of this Agreement after the Initial Term, based upon prevailing market conditions, operational costs and relevant factors necessary and incident to such negotiations.

2.3                                 Termination.

2.3.1                        Prior to the expiration of the Initial Term, neither party shall have the right to terminate this Agreement except that this Agreement may be terminated by a non-defaulting Party, upon written notice to the other Party, if one or more of the following events shall have occurred and be continuing:

(i)                                     the other Party shall default, other than in accordance with (ii) below, in any material respect, in the performance or observance of any term, covenant or agreement contained in this Agreement and such default shall not have been cured within thirty (30) days of its occurrence, or the other Party has not commenced diligent efforts to cure a default which takes longer than thirty (30) days to cure, following receipt by the other Party of written notice of such default from the non-defaulting Party; provided, however, in the latter case, the Parties shall meet to review the situation and discuss the appropriate course of action for a default that cannot be cured within thirty (30) days;

(ii)                               the other Party shall fail to pay any amount owed hereunder on the due date for such payment, except for any amounts being disputed in good faith, and such amount (and any interest accrued thereon) shall remain unpaid for fifteen (15) days following receipt by such Party of written notice from the non-defaulting Party of such failure to pay;

(iii)                            (a) the other Party shall commence any case, proceeding or any other action (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors;

(b) there shall have been commenced against the other Party any case, proceeding or other action of a nature referred to in clause (iii)(a) above that shall not have been dismissed within sixty (60) days;

(c) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets; or

(d) the other Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (iii) (a), (b), or (c) above.

2.3.2                 In the event of a material breach by either party of its obligation to deliver or obligation to purchase and receive the Minimum Purchase, other than in the event of Force Majeure, the non-defaulting party shall be entitled to an award of liquidated damages in an amount equal to the non-defaulting party’s loss resulting therefrom during the period in which the material breach has occurred and is continuing.

2.4                                 Scott Responsibilities.  In addition to, and without limiting Scott’s other obligations hereunder, Scott shall:

(a)                                  Inform Nova of all scheduled Plant shutdowns at least sixty (60) days prior to the beginning of the shutdown, and within forty eight (48) hours after Scott becomes aware of the occurrence of any event that may result in an unscheduled Plant shutdown lasting for more than twenty-four (24) hours.

(b)                                 Provide a designated individual for daily operational and logistic issues and provide a designated individual for pricing and other contractual issues.

(c)                                  Handle and supervise the loading and dispatch of Products, prepare delivery documentation and generally be responsible for all logistics ancillary to such matters, subject to Article 7.

ARTICLE 3

PRICE AND MARKETING

3.1                                 Price Structure.  The Biodiesel Purchase Price shall be as set forth on Schedule 1 hereto, which is hereby incorporated by reference in its entirety as if fully set forth herein.

3.2                                 Marketing.  Each Party shall be responsible for marketing its share of Products, provided that either Party may request that the other Party market the requesting Party’s share of Products in return for an agreed marketing fee.  In the event the Parties agree on such a marketing arrangement, the Parties shall negotiate and execute an agreement detailing the terms and conditions of the marketing arrangement and the marketing fee.

3.3                                 Taxes.  Scott shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Products delivered hereunder that arise prior to, or as a result of, the sale and delivery of Products at the Delivery Point.  Nova shall pay or cause to be paid all Taxes, including fuel or excise Taxes, which are assessed on Products following the sale and delivery of Products at the Delivery Point.

ARTICLE 4

PAYMENT

4.1                                 Payment Terms.  For each gallon of Product delivered hereunder, Nova shall pay to Scott the amount calculated according to Schedule 1 by direct wire transfer or electronic transfer of immediately available funds, and Nova shall authorize Scott to originate ACH (Automated Clearing House) payments in accord with industry standards and ACH rules.  Payments will be made within ten (10) days of Delivery.(the “Due Date”)  The parties agree that payment terms may, as mutually agreed in writing, be revised to reflect current market terms.

4.2                                 Billing Information.  For each shipment of Products, Scott shall furnish the following in reasonable detail: (i) an invoice giving the actual quantity and date of shipment of the Products; (ii) a Certificate of Analysis by Scott to Nova for each shipment, confirming that the shipment of Products conforms to the specifications in Exhibit A; and (iii)  a copy of the applicable bill of lading.

4.3                                 Late Payments.  If any payment due hereunder is not made in full on or prior to the Due Date, any unpaid amount shall accrue interest at 1.5% per month, from (and including) the Due Date to (but excluding) the date paid.

4.4                                 Disputed Invoices.  In the event Nova reasonably disagrees with any invoice, it shall pay the undisputed portion of the invoice and immediately notify Scott of the reasons for the dispute.  The Parties shall resolve the dispute in accordance with the dispute resolution procedures specified in Article 11.  Promptly after resolution of any dispute, the amount of any overpayment or underpayment shall be paid to Nova or Scott, as applicable, together with interest thereon at 1.5% per month from the Due Date of the invoice.

4.5                                 Tax Credit Share.  Scott shall pay to Nova the Tax Credit Share pursuant to the procedure set forth in Schedule 1 hereto.

4.6                                                                                  Tolling Fee.   Nova shall pay to Scott the Initial Tolling Fee and the Deferred Tolling Fee according to amount and terms set forth on Schedule 1.

ARTICLE 5

WARRANTY, QUANTITY AND QUALITY DETERMINATIONS,

NON-STANDARD PRODUCT AND LIABILITY

5.1                                 Specifications.  Scott warrants that all Products delivered by Scott to Nova hereunder shall meet the specifications set forth in Exhibit A at the time of Delivery of such Products by Scott to Nova.  Scott further represents and warrants that title to all Products delivered and sold hereunder will be good and marketable, free and clear of all liens, security interests, other encumbrances, or adverse claims of any kind.  Except as set forth in the preceding sentence, Scott makes no warranty whether expressed, implied, statutory or otherwise, concerning the Products sold hereunder, and Scott expressly disclaims any implied warranty of merchantability or fitness or suitability for a particular purpose.

5.2                                 Certification.  A Certificate of Analysis will be issued by Scott to Nova for each shipment of Products, confirming that the shipment conforms to the specifications in Exhibit A.  Scott shall cause its testing procedures to be certified periodically by an independent laboratory, but not less frequently than annually, and Scott shall provide documentation of such certification within 30 days of receipt.  The costs of certification shall be borne by Scott.

5.3                                 Samples.  Scott agrees to maintain original, sealed, numbered samples of all Products taken immediately prior to Delivery.  Scott will label the samples to indicate the date of shipment and the identity of the Transport Vessel.  Scott will retain the samples for six (6) months and shall send one such sample of any shipment to Nova or its designated representative or agent promptly upon Nova’s request.

5.4                                 Quantity Determinations.

5.4.1                            Quantities.  The quantity of Products delivered to Nova shall be established by outbound certificates.  The certificates shall be obtained from either scales, certified metering devices, or certified surveyor-gauged shore weights which comply with all applicable laws, rules and regulations.  The outbound certificates shall be determinative, in the absence of manifest error, of the quantity of Products for which Nova is obligated to pay pursuant to Article 4.

5.5                                 Non-Standard Products.  If Products delivered from the Plant are found to be out of specification by a mutually agreed-to independent laboratory, at Delivery, such condition will be immediately communicated to Scott and the Parties will discuss resolutions immediately and the following provisions will apply:

5.5.1                            Waiver or Price Adjustment for Non-Standard Products.  If mutually agreed on by both parties, Nova may waive the specifications or negotiate a price adjustment with Scott for taking delivery of any Non-Standard Products, providing that such waiver or price adjustment is in writing.  Subject to Section 5.6 below, if Nova and Scott cannot agree upon mutually acceptable terms, the following provisions shall apply:

(a)                         Damages for Failure to Meet Minimum Yield.  If the Product yield of the Plant fails to meet the Minimum Yield, Scott shall be solely responsible for the costs of the amount of the additional Feedstock (i.e., above 8.20 pounds per gallon) required to produce one Gallon of biodiesel.

(b)                        Damages for Failure to Meet Product Warranties.  Scott shall pay to Nova, until such time as the required specifications are satisfied, damages in the amount of lost revenue, defined as the difference between the amount of money for which Nova could have reasonably sold Standard Products compared to the amount of money, if any, for which Nova was able to sell the Non-Standard Products.

(c)                         Cap on Damages.  Total damages payable to Nova for Scott’s failure to satisfy the warranties discussed above shall not exceed $100,000 per month, with a maximum of $500,000.

(d)                        Replacement.  If such Non-Standard Product cannot be sold by Nova at a discounted price, Scott may replace the Non-Standard Product with an acceptable type and/or quality of Products within thirty (30) days of receipt of written notice that the delivered Products are Non-Standard and such nonconformance has been confirmed in accordance with Section 5.5 above.  In the event Scott cannot replace the Non-Standard Product within the thirty (30) day period, Nova shall have the option to return the Non-Standard Product, withhold payment therefore and purchase replacement products.

(e)                         Costs.  Scott will be responsible for all costs of replacing or disposing of any such Non-Standard Product, including any costs reasonably incurred by Nova as a result of the Non-Standard Product and/or any unreasonable delay by Scott in obtaining standard products.  Such costs may include, without limitation, reasonably incurred costs of storing such Non-Standard Product or costs reasonably incurred by Nova to return such Non-Standard Product to Scott.

(f)                           Non-Standard Diesel.  If any diesel fuel provided by Scott pursuant to Article 8 hereof does not conform with the industry specifications, Scott shall be responsible for all costs to Nova directly resulting from the use of such nonconforming diesel fuel.

5.6                                 Warranty Conditions.  The warranty of Scott under this Article 5 shall be subject to, and conditioned upon, the fulfillment and performance by BioSource America, Inc. of the obligations, representations, and warranties to Scott under the Design/Build Agreement and the Plant’s production of Products for a period of not less than 180 days after the Commencement Date (the “Plant Warranty Period”).

ARTICLE 6

TRANSFER OF TITLE, RISK OF LOSS AND INCORRECT DELIVERY

6.1                                 Transfer of Title.  Title and risk of loss for Products shall transfer from Scott to Nova upon Delivery.  Until such time, Scott shall be deemed to be in control of and in possession of and shall have title to and risk of loss in the Products.

6.2                                 Responsibility for Product.  Nova shall have no responsibility or liability with respect to any Products deliverable under this Agreement until Delivery.  Without prejudice to Nova’s right to reject Non-Standard Product as set forth in Article 5 and without affecting Scott’s liability for the Delivery of Non-Standard Product, Scott shall have no responsibility or liability with respect to the Products after Delivery or on account of anything which may be done or happen to arise with respect to such Products after such Delivery.  Nova shall bear any cost of insurance with respect to the Products at and after product has crossed the flange of the Transport Vessel at the Delivery Point.

6.3                                 Scott Delivery Shortfall.  From and after the Plant Warranty Period, if Scott is unable, for reasons of Force Majeure under Article 9, to make available for purchase the Minimum Purchase for a given month (an “Under-Delivery”), and Nova, using commercially reasonable efforts to mitigate the damage, is unable to obtain a substitute supply of Products at a price equal to or less than the Biodiesel Purchase Price, Scott shall pay Nova the amount by which the Biodiesel Purchase Price is less than the price paid by Nova for substitute supply, multiplied by the delivery shortfall (Minimum Purchase quantity less the amount actually delivered by Scott).  The remedy specified in Section 6.3 shall be Nova’s sole and exclusive remedy in the event that Scott is unable to make available for purchase, as provided herein, the Minimum Purchase quantity of Products, unless the Under-Delivery results from Scott’s willful, material breach of its obligation under this Agreement to deliver the Minimum Purchase quantity of Products to Nova, in which event the liquidated damages provision of Section 2.3.2 above shall govern.

6.4                                 Waiver of Under-Delivery.  Nothing in Section 6.3 shall be construed to limit or prevent Nova from waiving its rights relating to an Under-Delivery, provided that the waiver shall be in writing.

ARTICLE 7

TRANSPORTATION AND LOGISTICS

7.1                                 Logistics Responsibilities.  Nova shall secure and maintain all necessary agreements, licenses, documents and contracts to transport the Products from the Delivery Point following Delivery by Scott.  Nova shall solely be responsible for the arrangement of operational logistics which arise prior to the Transport Vessel reaching the Delivery Point, and which arise after Delivery.  Scott shall be responsible for all operational logistics which arise once the Transport Vessel has reached the Delivery Point up through Delivery.

7.2                                 Notification of Problems with Delivery.  Scott shall inform Nova of any problem regarding any Delivery, without delay, by fax or electronic mail, and telephone after Scott becomes aware of any such problem.  Nova shall inform Scott, without delay, by fax or electronic mail, and telephone of any problems in delivering Transport Vessels in accordance with the Delivery Schedule or taking any Delivery of Products.

ARTICLE 8

BLENDING

8.1                                 Blending.  Scott shall permit Nova to use its Blending Facility from time to time, upon Nova’s request, to blend Products taken by Nova pursuant to this Agreement with standard diesel fuel.  Scott shall make available for sale to Nova sufficient diesel fuel from its tanks for Nova to blend diesel into its Products.  Nova shall pay Scott the wholesale costs of all diesel fuel taken and blended by Nova.  Any diesel provided by Scott for Nova’s blending purposes shall be considered a “Product” for purposes of the warranty provisions of this Agreement.

8.2                                 Blending Tax Credits.  Nova shall be entitled to the sole benefit of any tax credits applicable to the blending with diesel and/or sale of Products which it purchases pursuant to the terms of this Agreement.

ARTICLE 9

FORCE MAJEURE

9.1                                 Excuse from Obligations; Definition.  No failure, delay or omission by a Party to fulfill any of its obligations under this Agreement (other than the obligation to make payments when due) shall give rise to any claim against such Party or be deemed to be a breach of this Agreement if and to the extent that such failure, delay or omission arises from any of the following, to the extent not reasonably within the control of such Party (each an “Event of Force Majeure”): strikes, boycotts, lockouts and other labor or employment difficulties, earthquakes, tremors, landslides, avalanches, floods, fires, hurricanes, tornadoes, storms, other natural phenomena or calamities, epidemics, quarantines, wars (declared or undeclared), hostilities, guerrilla activities, terrorist acts, riots, insurrections, civil disturbances, acts of sabotage, blockades, embargoes, rail delays, third party power outages or acts of state or any governmental body or any order, judgment, ruling, decision or other act or failure to act, of any governmental, civil or military authority which directly affects such Party’s ability to perform its obligations hereunder.

9.2                                 Notice.  If a Party cannot perform any obligation under this Agreement because of an Event of Force Majeure, such Party shall notify the other Party in writing as promptly as possible giving the reason for non-performance, the particulars of the Event of Force Majeure and the obligation affected thereby.  Any obligation (other than to pay money due hereunder) of a Party shall be temporarily suspended during the period in which such Party is unable to perform by reason of an Event of Force Majeure, but only to the extent of such inability to perform.  The obligations of the Parties to perform as provided by this Agreement through facilities not affected by the Event of Force Majeure shall continue.  The Party affected by an Event of Force Majeure will notify the other Party as soon as such Event has been removed and no longer prevents the performance by the affected Party of its obligations, and the affected Party shall promptly thereafter resume full performance of its suspended obligations.

9.3                                 Duty To Mitigate.  In the event that a Party is affected by an Event of Force Majeure, it shall use reasonable efforts to mitigate the effects of such Event of Force Majeure on the performance of its obligations hereunder.  If an Event of Force Majeure continues for more than sixty (60) days, the Parties shall meet to review the situation and its implications for the Parties’ obligations under this Agreement and to discuss the appropriate course of action under the circumstances.

9.4                                 No Make Up Volumes.  Scott shall not be obligated to make up any quantities of Product it does not deliver hereunder as a result of an Event of Force Majeure.  Nova shall not be obligated to make up any quantities of Product it does not receive hereunder as a result of an Event of Force Majeure.

ARTICLE 10

REPRESENTATIONS, COVENANTS AND WARRANTIES

10.1                           Scott Representations.  Scott represents, warrants and covenants to Nova, as of the date hereof and at all times during the Term, as follows and acknowledges that Nova is relying upon such representations and warranties in connection with the purchase of Products hereunder:

(a)                                  Scott is duly organized and a validly existing corporation in good standing under the laws of the State of Mississippi with full power and authority to carry on its business, to enter into this Agreement and to fully carry out its terms;

(b)                                 The execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Scott;

(c)                                  There is no action, proceeding or inquiry pending or, to Scott’s knowledge, threatened, against Scott or any of its affiliates, nor does Scott know of or have any reason for believing there is any action, proceeding or inquiry, in either case which may materially affect its ability to carry out its obligations hereunder;

(d)                                 Scott will have title to all Products to be delivered hereunder, the right to sell the same to Nova, and the Products delivered hereunder will be delivered free from any liens and encumbrances;

(e)                                  Scott shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Nova of the Products under this Agreement and shall be solely responsible for and indemnify Nova against any costs, liabilities or fines arising out of Scott’s failure to comply with any applicable requirements of such licenses, consents and approvals;

(f)                                    Scott shall maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices in respect of the Products produced by Scott for sale hereunder;

(g)                                 Scott shall promptly notify Nova of any actual or anticipated production downtime or disruption to Products availability; and

(h)                                 Scott is authorized to conduct business and is in good standing in each jurisdiction where the nature of its business requires such authorization and is a U.S. entity for purposes of state and federal income and excise taxes.

10.2                           Nova Representations.  Nova represents, warrants and covenants to Scott, as of the date hereof and at all times during the term of this Agreement, as follows and acknowledges that Scott is relying upon such representations and warranties in connection with the sale of Products hereunder:

(a)                                  Nova is duly organized and a validly existing limited liability company in good standing under the laws of the State of Delaware with full power and authority to carry on its business, to enter into this Agreement and to fully carry out its terms;

(b)                                 The execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Nova;

(c)                                  There is no action, proceeding or inquiry pending or, to Nova’s knowledge, threatened, against Nova or any of its affiliates, nor does Nova know of or have any reason for believing there is any action, proceeding or inquiry, in either case which may materially affect its ability to carry out its obligations hereunder;

(d)                                 Nova is authorized to conduct business and is in good standing in each jurisdiction where the nature of its business requires such authorization and is a U.S. entity for purposes of state and federal income and excise taxes; and

(e)                                  Nova covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase and export of Products hereunder and shall be solely responsible for and indemnify Scott against any costs, liabilities or fines arising out of Nova’s failure to comply with any applicable requirements of such licenses, consents and approvals.

ARTICLE 11

RESOLUTION OF DISPUTES

11.1                           Dispute Resolution.  Except where a different dispute resolution mechanism is specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement, either Party has the right to notify the other Party in writing of the substance of such dispute.  The Party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either (a) provide evidence that the matter has been resolved, or (b) provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement and specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute.  The notifying Party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held.  If the Parties cannot, in good faith discussions, resolve their dispute at such meeting, either Party may request that the dispute be submitted to senior executives representing each Party who are authorized to resolve such dispute, respectively.  If said dispute cannot be settled within thirty (30) days after the initial request for a senior executive level meeting, the Parties shall submit such matter to arbitration using a sole arbitrator under the Commercial Arbitration Rules of the American Arbitration Association, or using another independent arbitrator and set of rules mutually acceptable to the parties, provided such matter involves commercial aspects of the delivery of Products (otherwise, the Parties shall have available whatever rights or remedies exist at law or at equity).  The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential, and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrator(s) determine(s) that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either party from continuing to fulfill its respective obligations under, or prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.

11.2                           Equitable Relief.  Notwithstanding any other provision of this Agreement, it is understood and agreed that, in the case of any breach by either Party and if the arbitration procedures are not adequate to provide injunctive relief which is required on an accelerated or expedited basis to prevent a Party from suffering harm.  Accordingly, the Parties agree that in such instances a Party shall be entitled to preliminary equitable relief.  Further, if a Party has a claim for specific performance or other injunctive relief, and pursuant to Section 11.1 the arbitrators are not impaneled for thirty (30) days, Nova shall be entitled to seek relief in an appropriate federal district court in the State of Mississippi; and Scott shall be entitled to seek relief in an appropriate federal district court in the State of Texas.

ARTICLE 12

NOTICES

12.1                           Addresses.                                    Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or via nationally-recognized overnight courier, or sent by telecopy or U.S. mail (certified mail, return receipt requested), and addressed as follows:

If to Scott:	Scott Petroleum Corporation
102 Main Street
Itta Bena, Mississippi 38941
Fax: 662-254-6660
Attn: Solon Scott, President

If to Nova:	Nova Biofuels Trade Group, LLC
2777 Allen Parkway, Suite 860
Houston, Texas 77019
Fax: (713) 782-1965
Attn: Chief Operating Officer

12.2                           Change of Address.  Each party shall give notice within thirty (30) days to the other Party, in the manner herein provided, of a change in its address for notice.

12.3                           Effective Date of Notice.  Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, on the date of delivery; and, if sent by telecopy or certified U.S. mail, on the business day following the sending of the notice.

ARTICLE 13

MISCELLANEOUS

13.1                           Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, which are hereby incorporated by reference, set forth the entire understanding and agreement between the Parties as to matters covered herein and therein and supersede any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof and thereof.  In the event that there is a conflict between this Agreement and the Exhibits hereto and any related agreements, the terms of the body of this Agreement shall prevail.

13.2                           Assignment.  Neither Party may assign this Agreement in whole or in part or any of its rights or obligations hereunder, without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed, except that either Party may assign its rights in this Agreement to any lender providing primary financing to such Party or its affiliates in respect to the Plant.  Notwithstanding the provisions herein, the sale by either party shall not constitute an Assignment within the meaning of this Section 13.2, and shall not require the consent of the other party.

13.3                           Preferential Right to Purchase.  Scott shall notify Nova in writing within five (5) business days of Scott’s receipt of a valid, bona fide offer in writing to purchase the Plant or Scott’s formal intent to sell the Plant, and Nova shall have the exclusive preferential right to tender a written, competitive offer to Scott for the purchase of the Plant within thirty (30) days of receipt of Scott’s written notification.  Nova shall notify Scott in writing within five (5) business days of Nova’s receipt of a valid, bona fide offer in writing to purchase Nova’s contract rights or assets under this Agreement, or Nova’s formal intent to sell its contract rights or assets under this Agreement, and Scott shall have the exclusive preferential right to tender a written, competitive offer to Nova for the purchase of Nova’s contract rights or assets under this Agreement within thirty (30) days of receipt of Nova’s written notification.  Neither Party shall be obligated to accept the other Party’s offer unless it is equal to or exceeds the valid, bona fide offer received by such Party from a third party offeror.   Notwithstanding the provisions herein, the sale by either party of a majority of its stock or assets shall not constitute a sale within the meaning of Section 13.3, and shall not require the consent of the other party.

13.4                           Records.  Each Party will establish and maintain at all times, true and accurate books, records and accounts relating to their own transaction in this Agreement in material accordance with United States generally accepted accounting principles applied consistently from year to year consistent with good industry practices, in respect of all prices paid, payments, statements, charges and computations made pursuant to this Agreement and will preserve these books, records and accounts for a period of at least two years after the expiration of the term of this Agreement.

13.5                           Audit Rights.  Upon five (5) business days notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement.  If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements.  Any error or discrepancy which has led to an overpayment or an underpayment between the Parties shall be corrected by a balancing payment to the Party that received the underpayment or by a refund by the Party that received the overpayment in each case to the extent of such underpayment or overpayment as applicable.  Such balancing payment or refund shall be made no later than five (5) days from the date of the adjustment of the underlying error.

13.6                           Setoff.  In addition to, and without limitation of, any rights of either Party hereunder, if either of Nova or Scott becomes insolvent, however evidenced, or any default occurs and the defaulting Party has failed to cure the default within the period specified in Section 2.3, then any and all amounts due and owing by such insolvent or defaulting Party under this Agreement may be applied by the other Party toward the payment of amounts due and owing to such insolvent or defaulting Party under this Agreement.

13.7                           Headings; Interpretations.  The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; and (ii) words using the singular or plural number shall also include the plural or singular number, respectively. This Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of this Agreement.

13.8                           No Waiver.  No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

13.9                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.10                     Compliance with Laws.  During the performance of this Agreement, each Party shall comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement and the transactions contemplated thereby.

13.11                     Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Party or any circumstance, is held to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.12                     Third-Party Rights.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

NOVA BIOFUELS TRADE GROUP, LLC		SCOTT PETROLEUM CORPORATION

By:	/s/ Jody Powers	By:	/s/ Solon Scott

Name:	Jody Powers	Name:	Solon Scott

Title:	Chief Operating Officer	Title:	President

EXHIBIT A

Product Specifications and Minimum Yield

Process Standard and Benchmark

The feedstock for the biodiesel synthesis process will be variable lipid feedstocks with a Free Fatty Acid content of up to 20% with an Moisture Impurities Unsaponifiables (“MIU”) concentration not to exceed 2.5% by mass.  The process standard and benchmark of feedstock on which the below process warranties are based shall be a 20% FFA, 70% triacylglycerol lipid with the MIU content to not exceed 2.5% by mass.

Product Specifications

Final biodiesel Product shall be in conformance with the latest published ASTM D 6751Grade S15 specification,  The glycerin co-product will meet 95% purity.

Minimum Yield

Biodiesel yield shall be defined as pounds of feedstock required to produce one U.S. gallon of the latest ASTM D 6751 Grade S15 specification quality biodiesel as measured during steady state operating conditions.  The Plant will yield no less than one gallon of acceptable biodiesel per 8.20 pounds of feedstock.

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Schedule 1

1.                                       Definitions

1.1.                           “Initial Tolling Fee” shall mean $2.5 million.

1.2.                           “Consumables” shall mean methanol, caustic potash, catalysts or neutralization compounds, water, nitrogen, activated carbon, and materials used in the Plant’s production of Products.

1.3.                           “Deferred Tolling Fee” shall mean the sum of (i) $2.7 million; and (ii) the Incremental Infrastructure Costs to be determined at the completion of the project in accordance with the prorated share in Exhibit B.  The Deferred Tolling Fee shall bear interest at a rate of 7% per annum, and shall be paid to Scott through the Mark-up.

1.4.                           “Disposal Costs” shall mean the costs of disposing of waste materials resulting from the production of Products.

1.5.                           “Dues” shall mean the annual dues assessed by the National Biodiesel Board for the production of the Products, prorated to each gallon of Product produced at the Plant in a given year, but excluding any incremental payments, donations or gifts to the National Biodiesel Board that are not related to the volume of Product produced at the Plant.

1.6.                           “Feedstock Costs” shall mean the actual, direct costs to Scott for the acquisition of Feedstock in a given calendar month, prorated on a per-gallon basis to all Products produced during said calendar month.

1.7.                           “Incremental Infrastructure Costs” shall mean the total amount of costs to Scott of any additional barge, rail and truck loading facilities, yard piping to such facilities, storage tanks, and the process-building necessary to increase the Plant’s production capacity from 10 MGY to 20 MGY but excluding any cost of biodiesel production process equipment.

1.8.                           “Markup” shall mean the Deferred Tolling Fee divided by 20,000,000 gallons.  The Mark-up shall adjusted by mutual agreement of the Parties in a written amendment to this Agreement.

1.9.                           “Overhead” shall mean the sum of the following amounts, allocated on a per-gallon basis to total Product produced by the Plant during the time period over which such costs are accumulated, but which costs shall be exclusive of Feedstock and Incremental Infrastructure Costs:

(a)                                 Labor costs, including direct benefits, directly related to operation of the Plant and operation of the tank storage and loading facilities used for Product;

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(b)                                Labor costs (including direct benefits), tool and equipment depreciation and amortization directly related to maintenance of the Plant and of the tank storage and loading facilities used for Feedstock, Consumables, biodiesel, and Glycerin, as well as custodial services for the Plant;

(c)                                 Labor costs, including direct benefits, for Plant administration, including cost accounting, human resources, salaries for line supervisors, salaries for Plant management, and prorated corporate accounting and Information Technology support, (but excluding corporate overhead allocations and management bonuses or incentive programs above base salaries).

1.10.                     “Production Costs” shall mean the sum of the Consumables, Disposal Costs, Utilities and Overhead prorated on a monthly basis to each gallon of Product produced by the Plant in a given month.

1.11.                     “Tolling Fee” shall mean the amount to be paid by Nova hereunder to secure the right to purchase the Products in an amount not less than the Minimum Purchase at the price determined in accordance with Section 2 of this Schedule 1, and shall equal the Initial Tolling Fee plus the Deferred Tolling Fee.

1.12.                     “Utilities” shall mean electricity, telephone, data networking, natural gas, and water directly used for the Plant’s operation..

2.                                       Biodiesel Purchase Price Formula and Accelerated Toll Payment

2.1.                           Within fifteen (15) days of Substantial Completion, as defined in the Design/Build Agreement, Nova shall pay to Scott the Initial Tolling Fee by wire transfer in immediately available funds.

2.2.                           From and after the Commencement Date, and until the Deferred Tolling Fee is paid in full, the Biodiesel Purchase Price for each gallon of Product shall be calculated as follows:

(Feedstock Costs + Production Costs + Dues + Mark-Up + Taxes (if applicable))

2.3.                           Upon full recoupment of the Deferred Tolling Fee with interest as described in Sections 1.3 and 1.8 above, the Markup shall terminate and no longer be included in the Biodiesel Purchase Price formula set forth above.

2.4.                           Scott shall pay to Nova the Tax Credit Share which will be due via wire transfer ten (10) days after realization of Tax Credits by Scott Petroleum.  Late payments will be assessed 1.5% interest per month.

2.5.                           Any damages or payments required as the result of any Non-Standard Product, as same is addressed in the body of this Agreement, shall be offset by Scott against any amounts otherwise due under Scott for Product purchases for a given month.

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                                             Any such offset will be identified and detailed in the monthly billing statements sent from Scott to Nova.

3.                                       Glycerin Purchase Price Formula

3.1.                           Glycerin Purchase Price shall be $0.00 per lb.

4.                                       Audit Rights

4.1.                           Nova shall have the right to audit any and all costs assessed by Scott as part of the Biodiesel Purchase Price Formula, and Scott shall make its books and records relating thereto fully accessible to Nova within three (3) days of Nova’s written request to review and/or copy same.

4.2.                           Scott shall make available to Nova such information and financial statements as shall be required in connection with the preparation of Nova’s quarterly and annual financial statements in accordance with GAAP and the preparation of Nova’s registration statements, current and periodic reports, proxy statements and other documents required to be filed under federal, state or foreign securities laws and shall cooperate in the preparation of any such documents.

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Exhibit B

Incremental Infrastructure Cost Sharing

Nova’s incremental infrastructure cost sharing will be based on actual costs incurred by Scott.

Asset Account	Responsible Party

Biodiesel Building	Scott Petroleum 100%

Reactors (10) (304 Stainless Steel, 500 to 7,500 gallons, Fitted with 5 to 15 hp mixers, heated and insulated.)	Part of Biodiesel Building
Distillation Columns (8) (304 Stainless Steel, fraction columns with structured packing)	Part of Biodiesel Building
Process Tanks (18) (304 Stainless Steel, 500 to 5,000 gallons, sealed, heated and insulated)	Part of Biodiesel Building
Heat Exchangers (26) (304 Stainless Steel, shell and tube, plate and frame)	Part of Biodiesel Building
Pumps (45) (Combination of centrifugal, positive displacement, and gear pumps. Fitted with 3 to 15 hp motors and variable frequency drives)	Part of Biodiesel Building

Field Instruments,

Instrumentation and Controls

(Flow meters, control valves, relief valves, temperature indicators, pressure transmitters, switches and gages, rupture discs, and automation and control hardware, software and logic controllers)

Part of Biodiesel Building
Piping (304 Stainless Steel and Carbon Steel piping. Two- to Twelve-inch diameter, Schedule 10 and 40)	Part of Biodiesel Building
Process Support Packages (cooling water tower, thermal fluid system, vacuum system, nitrogen generator, compressed air, filters, blowers, chillers, and scrubbers)	Part of Biodiesel Building
Structural Support (Equipment mezzanines, structural pipe supports, hangers, ladder racks, steel structures, concrete pads and supports)	Part of Biodiesel Building
Electrical (Motor Control Center, Disconnects, Distribution Panels, Conduit, Cabling and Terminal Blocks)	Part of Biodiesel Building
Office Equipment	Part of Biodiesel Building
Office Furniture and Fixtures	Part of Biodiesel Building
Process Tank Farm	Scott Petroleum 50% BioSource America 50%
Terminal Tank Farm Piping	Scott Petroleum 100%
HSD Tank (1 ea.)	Scott Petroleum 100%
LSD Tank (1 ea.)	Scott Petroleum 100%

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Feedstock Tanks (2 ea.)	Scott Petroleum 50% BioSource America 50%
B100 Tanks (3 ea.)	Scott Petroleum 50% BioSource America 50%
Methanol Tank (1 ea.)	Scott Petroleum 75% BioSource America 25%
Truck Rack	Scott Petroleum 66.67% BioSource America 33.33%
Rail Car Rack	Scott Petroleum 50% BioSource America 50%
Barge Dock and Pipeline	Scott Petroleum 100%
Truck Parking Lot	Scott Petroleum 100%
Land Improvements	Scott Petroleum 75% BioSource America 25%

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